UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Evoke Pharma, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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505 Lomas Santa Fe Drive, Suite 270

Solana Beach, CA 92075

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

The annual meeting of stockholders of Evoke Pharma, Inc. will be held at the office of Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, CA 92130 on April 22, 2015 at 9:00 a.m., local time, for the following purposes:

1.	To elect two (2) directors for a three-year term to expire at the 2018 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on February 23, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

David A. Gonyer, R.Ph. President, Chief Executive Officer and Director

Solana Beach, California

March 10, 2015

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

505 Lomas Santa Fe Drive, Suite 270

Solana Beach, California 92075

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 22, 2015

The board of directors of Evoke Pharma, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on April 22, 2015 at 9:00 a.m., local time, at the office of Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, California 92130. If you need directions to the location of the annual meeting, please contact us at (858) 345-1494.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 22, 2015.

This proxy statement and our annual report are available electronically at http://www.proxydocs.com/EVOK.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2015 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about March 10, 2015 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on February 23, 2015 are entitled to vote at the annual meeting. On this record date, there were 6,137,091 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: To elect two (2) directors:

•	Cam L. Garner

•	Scott L. Glenn

Proposal 2: Ratification of the appointment of BDO USA, LLP as our independent registered public accountants for the year ending December 31, 2015.

How many votes do I have?

Each share of our common stock that you own as of February 23, 2015 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of BDO USA, LLP as our independent registered public accountants, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

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By Mail: You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

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Via the Internet: You may vote at www.proxypush.com/EVOK, 24 hours a day, seven days a week. Have your proxy card available when you enter the website and use the Company Number and Account Number shown on your proxy card. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on April 21, 2015.

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By Telephone: You may vote using a touch-tone telephone by calling 1-855-686-4811, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on April 21, 2015.

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In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Matthew J. D’Onofrio, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary, Matthew J. D’Onofrio, in writing before the annual meeting and vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of February 23, 2015, or approximately 3,068,546 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of BDO USA, LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by Mediant Communications LLC.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of BDO USA, LLP as our independent registered public accounting firm. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such a proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of BDO USA, LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the Securities and Exchange Commission, or SEC, we will send you one without charge. Please write to:

Evoke Pharma, Inc.

505 Lomas Santa Fe Drive, Suite 270

Solana Beach, CA 92075

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the investor relations section of our website at www.evokepharma.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. The current term of the company’s Class II directors, Cam L. Garner and Scott L. Glenn will expire at the 2015 annual meeting.

The nominees for Class II director for election at the 2015 annual meeting are Messrs. Garner and Glenn.  If each of Messrs. Garner and Glenn are elected at the 2015 annual meeting, such individuals will be elected to serve for a term of three years that will expire at our 2018 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Messrs. Garner and Glenn are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.”  Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three Year Term Expiring at the

2018 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Evoke Pharma, Inc.
Cam L. Garner	66	Chairman of the Board of Directors
Scott L. Glenn	64	Director

Cam L. Garner is one of our co-founders and has served as Chairman of our board of directors since June 2007. Mr. Garner has co-founded specialty pharmaceutical companies Zogenix, Inc., Cadence Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Elevation Pharmaceuticals, Inc., DJ Pharma, Verus Pharmaceuticals, Inc., Xcel Pharmaceuticals, Inc., Meritage Pharma, Inc., Neurelis, Inc., Kalyra Pharmaceuticals, Inc. and OrPro Therapeutics, Inc.  He currently serves as Chairman of Zogenix and OrPro Therapeutics and as Executive Chairman of Kalyra Pharmaceuticals.  Mr. Garner served as Chairman of Xcel Pharmaceuticals until it was acquired in March 2005 by Valeant Pharmaceuticals International, DJ Pharma until it was sold to Biovail in 2000, Elevation Pharmaceuticals until it was acquired by Sunovion Pharmaceuticals Inc. in September 2012, Somaxon Pharmaceuticals until it was acquired by Pernix Therapeutics in March 2013, Cadence Pharmaceuticals until it was acquired by Mallinckrodt plc in March 2014, and Meritage Pharma until it was acquired by Shire plc in February 2015.  Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 until it was sold to Elan in November 2000.  He also serves on the board of directors of Aegis Therapeutics, Inc. and Neurelis Pharmaceuticals.  Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College. As one of our co-founders and having served as our Chairman since June 2007, Mr. Garner’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Scott L. Glenn is one of our co-founders and has served as a member of our board of directors since June 2007.  Since he founded it in 1999, Mr. Glenn has been the Managing Partner of Windamere Venture Partners.  Mr. Glenn is the past founder of Prometheus Laboratories, Inc., Santarus, Inc., DexCom Inc., Cadence Pharmaceuticals, NovaCardia Inc., Somaxon Pharmaceuticals, Zogenix, SpineWave, SkinMedica, Inc. and Conception Technologies, Inc., and currently serves on the board of directors of Tokalas, Inc., and Kalyra Pharmaceuticals.  Prior to Mr. Glenn’s involvement in venture capital, he was the President and Chief Executive Officer of Quidel Corporation.  Prior to Quidel, Mr. Glenn held various management positions, including Division General Manager with Allergan, Inc.  Mr. Glenn holds a B.S. in Finance and Accounting from California State University at Fullerton.  As one of our co-founders and having served on our board since June 2007, Mr. Glenn’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2016 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Evoke Pharma, Inc.
Malcolm R. Hill, Pharm.D.	58	Director
Ann D. Rhoads	49	Director

Malcolm R. Hill, Pharm.D. has served as a member of our board of directors since June 2007. Dr. Hill has more than 25 years of academic and pharmaceutical industry experience in new product assessment and clinical trial design and execution, with a special emphasis in gastroenterology, respiratory medicine, and drug delivery systems. Dr. Hill was a Chief Scientific Officer at

Meritage Pharma from 2008 through February 2015, when it was acquired by Shire.  Prior to joining Meritage, Dr. Hill was Senior Vice President of Research and Development at Verus Pharmaceuticals, Inc. where he was responsible for various development-stage programs.  Dr. Hill was a member of the senior management team at Dura Pharmaceuticals, Inc., where he served as a vice president and corporate officer. At Dura Pharmaceuticals, Dr. Hill was responsible for all clinical development activities related to the Spiros® dry powder inhaler, including numerous asthma programs. Dr. Hill was a Partner at ProPharmaCon, LLC, a product development and regulatory consulting company for clients with pharmaceutical products in every stage of the development cycle.  Dr. Hill’s academic career includes his position at the National Jewish Medical and Research Center, and he has also served as an assistant professor in the Schools of Medicine and Pharmacy at the University of Colorado. Dr. Hill has published more than 80 articles on the topics of clinical pharmacology and pharmacokinetics and the treatment of pediatric asthma and related conditions. Dr. Hill earned his Pharm.D. from the University of Southern California and completed a post-doctoral program at the Veterans Administration Medical Center, San Diego, as well as a research fellowship in the Schools of Medicine and Pharmacy at the University of Florida Health Sciences Center. Dr. Hill’s experience as a founder of a private pharmaceutical firm, strong background in clinical and product development and substantial knowledge of the pharmaceutical industry contributed to our board of directors’ conclusion that he should serve as a director of our company.

Ann D. Rhoads has served as a member of our board of directors since June 2013. Currently, Ms. Rhoads is the Executive Vice President and Chief Financial Officer of Zogenix, a publicly-traded pharmaceutical company, and has served in that capacity since March 2010. From 2000 through the end of 2009, Ms. Rhoads served as the Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc., and from 1993 to 1998, she was a Vice President of The Sprout Group, an institutional venture capital firm. Ms. Rhoads holds a B.S. in Finance from the University of Arkansas and an M.B.A. from the Harvard Graduate School of Business Administration. Ms. Rhoads currently serves on the board of directors of Globus Medical Inc. and previously served on the board of directors of Novellus Systems, Inc. from 2003 until 2012. Ms. Rhoads’ experience as the chief financial officer of a publicly-traded pharmaceutical company and as a member of the board of directors of a publicly-traded company brings to our board of directors and the committees of our board of directors valuable financial skills and expertise, which qualify her to serve as an “audit committee financial expert” on our audit committee, and significant executive management experience and leadership skills, as well as a strong understanding of corporate governance principles, all of which contributed to our board of directors’ conclusion that she should serve as a director of our company.

Term Expiring at the

2017 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Evoke Pharma, Inc.
David A. Gonyer, R.Ph.	51	Chief Executive Officer and Director
Todd C. Brady, M.D., Ph.D.	43	Director
Kenneth J. Widder, M.D.	62	Director

David A. Gonyer, R.Ph. is one of our co-founders and has served as our President and Chief Executive Officer and as a member of our board of directors since March 2007. From January 2004 to March 2007, Mr. Gonyer served as Vice President, Strategic and Product Development of Medgenex, Inc., a subsidiary of Victory Pharma, Inc., a biopharmaceutical company focused on acquiring, developing and marketing products to treat pain and related conditions. From April 2000 to December 2004, Mr. Gonyer was a founder and Vice President of Sales and Marketing at Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company focused on neurological disorders. From December 1996 to April 2000, Mr. Gonyer served as Director of Marketing at Elan/Dura Pharmaceuticals, Inc. From 1987 to 1996, Mr. Gonyer held a broad range of management positions in commercial operations, alliance/partnership management, and regional sales at Eli Lilly & Company. Mr. Gonyer serves as a member of the board of directors of Signal Genetics, Inc., a publicly-traded, commercial stage, molecular diagnostic company focused on providing innovative diagnostic services, and Neurelis, Inc., a privately held neurological specialty pharmaceutical company. Mr. Gonyer is a Registered Pharmacist and holds a B.Sc. in Pharmacy from Ferris State University School of Pharmacy. As one of our co-founders and having served as our Chief Executive Officer since March 2007, Mr. Gonyer’s extensive knowledge of our business, as well as over 25 years of experience in the pharmaceutical industry, including executive leadership in several pharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Todd C. Brady, M.D., Ph.D. has served as a member of our board of directors since June 2007.  Dr. Brady is President, Chief Executive Officer and Director of Aldeyra Therapeutics, Inc., a biotechnology company.  Prior to Aldeyra Therapeutics, he was an Entrepreneur in Residence and Principal at Domain Associates, a leading healthcare venture capital firm that he joined in 2004.  Dr. Brady is also a member of the Board of Directors of Novadigm Therapeutics, Inc., Cantex Pharmaceuticals, Inc. and Oncobiologics, Inc.  Prior to joining Domain Associates, Dr. Brady was co-founder and Chief Executive Officer of Phenome Sciences, a biotechnology firm he merged with Xanthus Pharmaceuticals (acquired by Antisoma), where he was later Executive Vice President of Strategic Development and Planning.  Dr. Brady also worked as head of business development and medical director at Aderis Pharmaceuticals, Inc. (acquired by Schwarz Pharma, now part of UCB).  Earlier in his career, Dr. Brady was an investment professional at CB Health Ventures (now Excel Medical Ventures), a healthcare venture capital fund.  Dr. Brady holds an M.D. from Duke University Medical School, a Ph.D. from Duke University Graduate School, and an A.B. from Dartmouth College.  Dr. Brady’s extensive knowledge of our business and history, experience as a board member of multiple companies and expertise in strategic development contributed to our board of directors’ conclusion that he should serve as a director of our company.

Kenneth J. Widder, M.D. has served as a member of our board of directors since June 2007. Dr. Widder has 32 years of experience working with biomedical companies.  Dr. Widder has been a General Partner with Latterell Venture Partners since 2007 and serves on the boards of Quidel Corporation, Naurex Inc., Vision of Children, and the San Diego Museum of Art. Dr. Widder has founded seven companies and was Chairman and Chief Executive Officer of five of these companies. His last company, Sytera Inc., merged with Sirion Therapeutics, an ophthalmology specialty pharmaceutical company.  Prior to Sytera, Dr. Widder co-founded and was the initial Chief Executive Officer of NovaCardia, Inc., a company acquired by Merck & Co., Inc.  Prior to NovaCardia, Dr. Widder founded and was Chairman and Chief Executive Officer of Santarus, Inc., which was acquired by Salix Pharmaceuticals in 2013. Additionally, Dr. Widder was Chairman and Chief Executive Officer of Converge Medical, Inc., a medical device company developing a suture-less anastamosis system for vein grafts in coronary bypass surgery.  Dr. Widder started his career as a founder, Chairman and Chief Executive Officer of Molecular Biosystems, where he was responsible for the development and approval of Albunex and Optison, the first two ultrasound contrast agents to be approved in the United States.  Dr. Widder is an inventor on over 30 patents and patent applications and has authored or co-authored over 25 publications.  Dr. Widder holds an M.D. from Northwestern University and trained in pathology at Duke University.  Dr. Widder’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies and expertise in developing and financing contributed to our board of directors’ conclusion that he should serve as a director of our company.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for David A. Gonyer, our President and Chief Executive Officer.

Board Leadership Structure

Our board of directors is currently led by its chairman, Cam L. Garner. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

During the fiscal year 2014, our board of directors met five times, including telephonic meetings. In that year, each director attended at least 78% of the aggregate of the meetings held by the board of directors and the committee on which they served, during the periods in which they served.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Corporate Governance section of our website at www.evokepharma.com.

Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	selecting and engaging our independent registered public accounting firm;
•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;
•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;
•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;
•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;
•	preparing the report that the SEC requires in our annual proxy statement;
•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and
•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

The members of our audit committee are Ms. Rhoads, Mr. Glenn and Dr. Widder. Ms. Rhoads serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Capital Market. Our board of directors has determined that Ms. Rhoads is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations. Our board of directors has determined each of Ms. Rhoads, Mr. Glenn and Dr. Widder is independent under the applicable rules of the SEC and The NASDAQ Capital Market. The audit committee met four times during 2014, including telephonic meetings.  The audit committee is governed by a written charter that satisfies the applicable standards of the SEC and The NASDAQ Capital Market.  The charter is available to stockholders on our website at www.evokepharma.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our equity plan. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of our compensation committee are Mr. Garner, Dr. Brady and Ms. Rhoads. Mr. Garner serves as the chairman of the committee. Our Board has determined that each of Mr. Garner, Dr. Brady and Ms. Rhoads is independent under the applicable rules and regulations of The NASDAQ Capital Market, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended.  The compensation committee met three times during 2014 including telephonic meetings.  The compensation committee is governed by a written charter, which the compensation committee reviews and evaluates at least annually. The charter is available to stockholders on our website at www.evokepharma.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The members of our nominating and corporate governance committee are Drs. Brady, Hill and Widder. Dr. Brady serves as the chairman of the committee. Our board has determined that each of Drs. Brady, Hill and Widder is independent under the applicable rules and regulations of The NASDAQ Capital Market relating to nominating and corporate governance committee independence. The nominating and corporate governance committee met one time during the 2014 fiscal year. The nominating and corporate governance committee is governed by a written charter that is available to stockholders on our website at www.evokepharma.com.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

We have reviewed and discussed with BDO USA, LLP our audited financial statements. We discussed with BDO USA, LLP the overall scope and plans of their audits. We met with BDO USA, LLP, with and without management present, to discuss results of its examinations, and the overall quality of the company’s financial reporting.

We have reviewed and discussed with BDO USA, LLP matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees.” We have received from BDO USA, LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence. We have discussed with BDO USA, LLP matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with BDO USA, LLP’s independence.  The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements.  The audit committee relies, without independent verification, on the accuracy and integrity of the information provided and representations made by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2014. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for 2015.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Ann D. Rhoads (Chairperson)

Scott L. Glenn

Kenneth J. Widder, M.D.

Compensation Committee Interlocks and Insider Participation

Mr. Garner, Dr. Brady and Ms. Rhoads served on our compensation committee during the 2014 fiscal year.  None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	development or commercialization experience in large pharmaceutical companies;

•	experience as a board member or executive officer of another publicly-held company;

•	strong finance experience;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience;

•	conflicts of interest; and

•	practical and mature business judgment.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating and corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating and corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, the nominating and corporate governance committee would generally poll our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2015 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend.   All of the board members attended the 2014 annual meeting of stockholders.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary at Evoke Pharma, Inc., 505 Lomas Santa Fe Drive, Suite 270, Solana Beach, California 92075. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available, free of charge, on our website at www.evokepharma.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Evoke Pharma, Inc., Attention: Corporate Secretary, 505 Lomas Santa Fe Drive, Suite 270, Solana Beach, California 92075.

Director Compensation

 The following table sets forth information for the year ended December 31, 2014 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2014. Employees of our company who also serve as a director do not receive additional compensation for their performance of services as a director.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Cam Garner	40,000	39,758(2)	—	79,758
Todd C. Brady, M.D., Ph.D.	23,500	39,758(3)	—	63,258
Scott L. Glenn	21,250	39,758(4)	—	61,008
Malcolm R. Hill, Pharm.D.	19,250	39,758(5)	—	59,008
Ann D. Rhoads	27,000	39,758(6)	—	66,758
Kenneth J. Widder, M.D.	23,000	39,758(7)	—	62,758

(1)

Amounts listed represent the aggregate grant date fair value amount computed as of the grant date for each option awarded during 2014 in accordance with Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718.

Assumptions used in the calculation of these amounts are included in Note 6 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.  As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

Represents options to purchase 9,000 shares of our common stock granted to Mr. Garner for service as a member of our Board of Directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Mr. Garner continues to provide services to us through such date.  As of December 31, 2014, options to purchase an aggregate of 27,000 shares of our common stock were held by Mr. Garner.

(3)

Represents options to purchase 9,000 shares of our common stock granted to Dr. Brady for service as a member of our Board of Directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Brady continues to provide services to us through such date.  As of December 31, 2014, options to purchase an aggregate of 27,000 shares of our common stock were held by Dr. Brady.

(4)

Represents options to purchase 9,000 shares of our common stock granted to Mr. Glenn for service as a member of our Board of Directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Mr. Glenn continues to provide services to us through such date.  As of December 31, 2014, options to purchase an aggregate of 27,000 shares of our common stock were held by Mr. Glenn.

(5)

Represents options to purchase 9,000 shares of our common stock granted to Dr. Hill for service as a member of our Board of Directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Hill continues to provide services to us through such date.  As of December 31, 2014, options to purchase an aggregate of 27,000 shares of our common stock were held by Dr. Hill.

(6)

Represents options to purchase 9,000 shares of our common stock granted to Ms. Rhoads for service as a member of our Board of Directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Ms. Rhoads continues to provide services to us through such date.  As of December 31, 2014, options to purchase an aggregate of 27,000 shares of our common stock were held by Ms. Rhoads.

(7)

Represents options to purchase 9,000 shares of our common stock granted to Dr. Widder for service as a member of our Board of Directors.  The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Widder continues to provide services to us through such date.  As of December 31, 2014, options to purchase an aggregate of 27,000 shares of our common stock were held by Dr. Widder.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2014 by each non-employee director who was serving as of December 31, 2014.   .

Director	Options Exercisable at December 31, 2014	Options Unexercisable at December 31, 2014
Cam Garner	6,000	21,000
Todd C. Brady, M.D., Ph.D.	6,000	21,000
Scott L. Glenn	6,000	21,000
Malcolm R. Hill, Pharm.D.	6,000	21,000
Ann D. Rhoads	6,000	21,000
Kenneth J. Widder, M.D.	6,000	21,000

Our board of directors has approved a compensation program for our non-employee directors, which program became effective on the day prior to the public trading date of our common stock.  This program consists of annual retainer fees and long-term equity awards. Each non-employee director will receive an annual cash retainer of $17,500 for his or her services. In addition, the chair of our board of directors will receive an additional annual cash retainer of $17,500, the chair of the audit committee will receive an additional annual cash retainer of $7,500, the chair of the compensation committee will receive an additional annual cash retainer of $5,000 and the chair of the nominating and corporate governance committee will receive an additional annual cash retainer of $3,500. Audit committee members will receive an additional cash retainer of $3,750, compensation committee members will receive an additional annual cash retainer of $2,500 and nominating and corporate governance committee members will receive an additional annual cash retainer of $1,750. Each of our non-employee directors received an award of options to purchase 18,000 shares of our common stock on the closing date of our initial public offering, which options vest in three equal installments on each of the first three anniversaries of the date of grant. These initial option grants to our non-employee directors upon the closing of our initial public offering each had an exercise price per share of $12.00, which represented the initial price to the public of our common stock. Following our initial public offering, each non-employee director who is newly elected or appointed to the board of directors will receive an initial grant of options to purchase 18,000 shares of our common stock, vesting in three equal annual installments on each of the first three anniversaries of the date of grant, upon such election or appointment to the board of directors, and thereafter annual grants of options to purchase 9,000 shares of our common stock, vesting on the first anniversary of the date of grant.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF CAM L. GARNER AND SCOTT L. GLENN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected BDO USA, LLP as the company’s independent registered public accountants for the year ending December 31, 2014 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. BDO USA, LLP has audited the company’s financial statements for the years ended December 31, 2013 and 2014. Representatives of BDO USA, LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO USA, LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Change of Independent Registered Public Accounting Firm

On November 25, 2014, the company dismissed Ernst & Young LLP as the company’s independent registered public accounting firm.  During the Company’s two most recent fiscal years and through December 2, 2014, (i) there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in connection with their reports on the company’s financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Ernst & Young LLP’s audit report on the company’s financial statements as of and for the year ended December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  Ernst & Young LLP’s audit report on the company’s financial statements as of and for the year ended December 31, 2012, dated April 19, 2013, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the uncertainty that was discussed in Note 1 to the financial statements regarding the company’s recurring losses from operations and insufficient working capital that raised substantial doubt about its ability to continue as a going concern.

The company has provided Ernst & Young LLP with a copy of the above disclosures and, per our request, Ernst & Young LLP furnished a letter addressed to the SEC stating whether or not it agreed with the above company statements. A copy of that letter, dated December 1, 2014, is filed as Exhibit 16.1 to the company’s Current Report on Form 8-K filed with the SEC on December 2, 2014.

On December 2, 2014, the audit committee engaged BDO USA, LLP as the company’s independent registered public accounting firm.  During the company’s two most recent fiscal years and through December 2, 2014, neither the company, nor any party on the company’s behalf, consulted BDO USA, LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on the company’s financial statements, and no written report or oral advice was provided to the company that BDO USA, LLP concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2014 and 2013, by Ernst & Young LLP as our former independent registered public accounting firm.

	Fiscal Years Ended December 31,
	2014	2013
Audit Fees(1)	$150,266	$593,098
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—
	$150,266	$593,098

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements for the year ended December 31, 2013, the review of our registration statement on Form S-3 in 2014, the review of our registration statement on Form S-1 in 2013, and the quarterly review of our financial statements for the quarters ended September 30, 2013, March 31, 2014, June 30, 2014 and September 30, 2014, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.  There were no such fees incurred during 2014 and 2013.

(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP. There were no such fees incurred during 2014 or 2013.

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2014 and 2013, by BDO USA, LLP as our independent registered public accounting firm.

	Fiscal Years Ended December 31,
	2014	2013
Audit Fees(1)	$65,625	$26,419
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—
	$65,625	$26,419

(1)

Audit Fees consist of fees billed for professional services performed by BDO USA, LLP for the audit of our annual financial statements for the years ended December 31, 2014 and 2013 and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit Related Fees consist of fees billed by BDO USA, LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2014 or 2013.

(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by BDO USA, LLP. There were no such fees incurred during 2014 or 2013.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP and BDO USA, LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2014 and 2013. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of BDO USA, LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2014 by:

•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 6,137,091 shares of common stock outstanding on February 23, 2015. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of February 23, 2015 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Evoke Pharma, Inc., 505 Lomas Santa Fe Drive, Suite 270, Solana Beach, CA 92075.  We believe, based on information provided to us that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
5% or Greater Stockholders
Funds affiliated with Domain Associates, L.L.C.(1)	1,138,583	18.6%
One Palmer Square
Princeton, NJ 08542
Funds affiliated with LVP GP III, LLC(2)	1,138,579	18.6%
1 Embarcadero Center, Suite 4050
San Francisco, CA 94111

Executive Officers and Directors
David A. Gonyer, R.Ph.(3)	385,771	6.2%
Matthew J. D'Onofrio(4)	273,771	4.4%
Marilyn R. Carlson, D.M.D., M.D.(5)	36,095	*
Cam L. Garner(6)	361,605	5.9%
Todd C. Brady, M.D., Ph.D.(7)	10,000	*
Scott L. Glenn(8)	46,855	*
Malcolm R. Hill, Pharm.D.(9)	25,250	*
Ann D. Rhoads(10)	6,000	*
Kenneth J. Widder, M.D.(2)(11)	1,144,579	18.6%
All executive officers and directors as a group (9 persons)(12)	2,289,927	35.8%

*	Less than 1%
(1)

Includes 5,250 shares held by Domain Associates, L.L.C., 1,114,327 shares held by Domain Partners VII, L.P. and 19,006 shares held by DP VII Associates, L.P. The voting and disposition of the shares held by Domain Associates, L.L.C. is determined by the managing members of Domain Associates, L.L.C. James C. Blair, Brian H. Dovey, Brian K. Halak, Kim P. Kamdar, Kathleen K. Schoemaker, Jesse I. Treu and Nicole Vitullo are the managing members of Domain Associates, L.L.C. and share voting and investment power with respect to these shares. The voting and disposition of the shares held by Domain Partners VII, L.P. and DP VII Associates, L.P. is determined by the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. James C. Blair, Brian H. Dovey, Brian K. Halak, Kathleen K. Schoemaker, Jesse I. Treu and Nicole Vitullo and are the managing members of One Palmer Square Associates VII, L.L.C. and share voting and investment power with respect to these shares. Each member disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. Information regarding these shares is based in part on the Schedule 13G filed by these entities with the SEC on February 6, 2014.

(2)

Includes 1,054,262 shares held by LVP Life Science Ventures III, L.P., 52,711 shares held by LVP III Associates, L.P., 26,356 shares held by LVP III Partners, L.P., and 5,250 shares held by LVPMC, LLC. LVP GP III, LLC is the general partner of LVP Life Science Ventures III, L.P., LVP III Associates, L.P. and LVP III Partners, L.P. Patrick F. Latterell, Stephen M. Salmon, James N. Woody and Kenneth J. Widder, the members of LVPMC, LLC and LVP GP III, LLC, share voting and investment power with respect to these shares. Each member disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Information regarding these shares is based in part on the Schedule 13G filed by these entities with the SEC on February 12, 2015

(3)	Includes 104,771 shares Mr. Gonyer has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 23, 2015.
(4)	Includes 78,771 shares Mr. D’Onofrio has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 23, 2015.
(5)	Includes 34,839 shares Dr. Carlson has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 23, 2015.
(6)

Includes (a) 235,605 shares held by Garner Investments, L.L.C., of which Mr. Garner is the managing member, (b) 100,000 shares held by The Garner Family Foundation of which Mr. Garner is Director, Secretary and Chief Financial Officer, (c) 20,000 shares held by the Anna Berenice Garner Irrevocable Trust dated 8/13/2007, of which Mr. Garner is a trustee, and (d) 6,000 shares that Mr. Garner has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 23, 2015.

(7)	Includes 6,000 shares Mr. Brady has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 23, 2015.
(8)

Includes (a) 25,250 shares held by Glenn Holdings, L.P., of which Mr. Glenn is the General Partner, (b) 15,605 shares held by Windamere III, LLC, of which Mr. Glenn is the Managing Member, and (c) 6,000 shares that Mr. Glenn has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 23, 2015.

(9)	Includes 6,000 shares that Dr. Hill has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 23, 2015.
(10)	Includes 6,000 shares that Ms. Rhoads has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 23, 2015.
(11)	Includes 6,000 shares that Dr. Widder has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 23, 2015.
(12)	Includes 254,382 shares of common stock subject to outstanding options which are immediately exercisable within 60 days of February 23, 2015.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth certain information about our executive officers as of February 23, 2015:

Name	Age	Position
Executive Officers:
David A. Gonyer, R.Ph.	51	President, Chief Executive Officer and Director
Matthew J. D’Onofrio	45	Executive Vice President, Chief Business Officer, Secretary & Treasurer
Marilyn R. Carlson, D.M.D., M.D.	67	Chief Medical Officer

The biography of David A. Gonyer, R.Ph. can be found under “Proposal 1 — Election of Directors.”

Matthew J. D’Onofrio is one of our co-founders and has served as our Executive Vice President, Chief Business Officer, Secretary and Treasurer since 2010 and as our Executive Vice President, Corporate Development, Secretary and Treasurer since March 2007. Mr. D’Onofrio has over 21 years of experience in both large and small pharmaceutical firms. Prior to founding Evoke, Mr. D’Onofrio was Vice President, Business Development for Victory Pharma, Inc., a specialty pharmaceutical company based in San Diego. Mr. D’Onofrio was previously Director and Head of West Coast Business Development at Vertex Pharmaceuticals Incorporated, a biotechnology company, directing partnership efforts associated with the La Jolla research facility as well as other corporate assets. Mr. D’Onofrio also held various commercial roles of increasing responsibility over a decade at Eli Lilly & Company, including significant experience in worldwide corporate business development. During his licensing career, Mr. D’Onofrio has developed and executed license and investment relationships across a wide collection of disease states and technologies. Mr. D’Onofrio earned a B.S. in Chemistry from San Diego State University and an M.B.A. (Finance) from the Marshall School of Business, University of Southern California.

Marilyn R. Carlson, D.M.D., M.D., has served as our Chief Medical Officer since December 2013.  Dr. Carlson has worked closely with Evoke as an outside consultant since the company was founded in 2007.  Dr. Carlson has been the key clinical and regulatory expert for Evoke through the entire development of EVK-001, including the most recent successful Phase 2b trial in gastroparesis. She has also participated in all of Evoke's meetings with the U.S. Food & Drug Administration. Prior to joining Evoke, in 2012 Dr. Carlson helped found Agility Clinical, Inc., a contract research organization focused on the support of virtual companies, start-up companies and companies with orphan drugs. From 2004 to 2012, Dr. Carlson served as Vice President, Medical and Regulatory Affairs at Synteract, Inc., a clinical research organization, where she was responsible for safety surveillance, medical monitoring and regulatory submissions, among other duties. In 2004, Dr. Carlson founded and served as President of entreMeDica, Inc., a consulting firm offering chief medical officer services to biotechnology and life sciences companies and supporting marketed products in a variety of therapeutic areas. Dr. Carlson also served as Vice President, Medical/Regulatory and Chief Medical Officer at Prometheus Laboratories Inc. from 2000 to 2004 and as Vice President, Clinical and Medical Affairs and Chief Medical Officer at Advanced Corneal Systems (now ISTA Pharmaceuticals) in 2000. Before that, Dr. Carlson worked at XOMA (US) LLC as Vice President, Clinical and Medical Affairs from 1999 to 2000 and as Medical Director from 1997 to 1999. From 1991 to 1997, Dr. Carlson held positions in clinical research, medical affairs and technical brand management at Proctor & Gamble Healthcare and Proctor & Gamble Pharmaceuticals. Prior to joining The Proctor & Gamble Company, Dr. Carlson held academic and clinical positions at Case Western Reserve University, Western Reserve Geriatric Education Center and the MetroHealth Medical Center in Cleveland, Ohio. She holds a B.A. from Hunter College of the City University of New York, a D.M.D. from the Harvard School of Dental Medicine and an M.D. from Case Western Reserve University School of Medicine, and completed an internal medicine residency at The Cleveland Clinic Foundation.

Overview

This Executive Compensation section provides information about the material components of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	David A. Gonyer, R.Ph., our President and Chief Executive Officer;
•	Matthew J. D’Onofrio, our Executive Vice President, Chief Business Officer, Secretary and Treasurer; and
•	Marilyn R. Carlson, D.M.D., M.D., our Chief Medical Officer.

Summary Compensation Table

The following table shows information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2014 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total $

David A. Gonyer	2014	362,250	152,145	—	—	29,191	543,586
President and Chief Executive Officer
	2013	317,992	209,300	563,587	225,000	21,647	1,337,526

Matthew J. D'Onofrio	2014	313,875	105,462	—	—	19,065	438,402
EVP, Chief Business Officer Secretary and Treasurer
	2013	275,608	145,080	563,587	130,000	14,935	1,129,210

Marilyn T. Carlson(1)	2014	285,000	71,820	—	—	16,223	373,043
Chief Medical Officer
	2013	23,750	—	597,970	—	1,352	623,072

(1)	Dr. Carlson became an employee on December 1, 2013.
(2)	Amounts shown represent performance bonuses earned for 2014 and 2013, which were each paid in cash during the first quarter of 2015 and 2014, respectively.
(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2014 and 2013 computed in accordance with Financial Accounting Standard Board ASC Topic 718 for stock-based compensation transactions, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 4, 2015. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)	Amounts shown represent payments made related to retention agreements entered into during March 2012, and amended in May 2013.
(5)

Amount shown represents the cost of company-paid health insurance premiums (in the case of Mr. Gonyer and Mr. D’Onofrio) and reimbursement for health insurance benefits (in the case of Dr. Carlson) during 2014 and 2013.

Narrative Disclosure to Compensation Tables

Employment Agreements

Employment Agreements with Messrs. Gonyer and D'Onofrio

We have entered into employment agreements with each of Messrs. Gonyer and D’Onofrio, which agreements were amended and restated in June 2013.

Pursuant to each of the employment agreements, if we terminate such officer’s employment without cause (as defined below), such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he or she is entitled; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of his employment occurs, prorated for the period of his service during such year, provided that the officer shall not be entitled to receive such amount in the event that his termination results from his discharge by us without cause prior to a change in control (as defined below); (4) a lump sum cash payment in an amount equal to the cost of the continuation of health benefits for a period of 12 months following date of termination; (5) a lump sum cash payment in an amount equal to the cost of his life insurance premiums for a period of 12 months following the date of termination; (6) solely in the event of the officer’s termination by us without cause or by the officer for good reason, a lump sum cash payment in an amount equal to $15,000 for outplacement service; and (7) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such executive officer remained continuously employed by us during such period. In the event an officer’s termination without cause or resignation for good reason occurs within three months prior to the occurrence of a change in control or within 12 months following a change in control, all of his outstanding unvested stock awards will accelerate and become fully vested on the later of (1) the date of termination or (2) the date of such change in control.

Employment Agreement with Dr. Carlson

In connection with her commencement of employment in December 2013, we entered into an employment agreement with Dr. Carlson.

Pursuant to the employment agreement, Dr. Carlson agrees to devote 80% of her productive time and efforts to the performance of her duties as Chief Medical Officer. Pursuant to the employment agreement, Dr. Carlson’s base salary will be $285,000 per year initiating in December 2013 through the year ending 2014, which amount will be subject to review each year at the sole discretion of the compensation committee. Dr. Carlson will also be eligible to earn, commencing with the fiscal year ending December 31, 2014, an annual cash performance bonus under the Company’s bonus plan or plans applicable to senior executives. Dr. Carlson’s target annual bonus under any such plan will be 30% of her base salary actually paid for such year. The annual cash performance bonus payable will be based on the achievement of individual and/or Company performance goals to be determined in good faith by the compensation committee. The Company will also pay Dr. Carlson a taxable monthly payment equal to the monthly premium Dr. Carlson pays for healthcare coverage under Medicare, in an amount not to exceed $2,000 per month.

Pursuant to the employment agreement, if we terminate Dr. Carlson’s employment without cause (as defined below) or Dr. Carlson resigns for good reason (as defined below), Dr. Carlson is entitled to the following payments and benefits: (1) fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which she is entitled; (2) a lump sum cash payment in an amount equal to her monthly base salary as in effect immediately prior to the date of termination for a period of 9 months; (3) a lump sum cash payment in an amount equal to her bonus for the year in which the termination of her employment occurs, prorated for the period of her service during such year, provided that Dr. Carlson shall not be entitled to receive such amount in the event that her termination results from her discharge by the Company without cause prior to a change in control (as defined below); and (4) a taxable monthly payment in an amount equal to her monthly healthcare coverage costs under Medicare as in effect immediately prior to the date of termination, in an amount not to exceed $2,000 per month, for a period of nine months.

In the event Dr. Carlson’s termination without cause or resignation for good reason occurs within three months prior to the occurrence of a change in control or within 12 months following a change in control, all of her outstanding unvested stock awards will accelerate and become fully vested on the later of (1) the date of termination or (2) the date of such change in control.

The Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

Defined Terms for Purposes of Employment Agreements

For purposes of the employment agreements with the named executive officers, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on us or any successor or affiliate of ours; (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony; (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has a material adverse impact on any such entity; (4) gross negligence, insubordination or material violation of any duty of loyalty, or any other material misconduct on the part of the executive officer; (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or her receipt of written notice from our board of directors stating with specificity the nature of such failure, refusal or neglect; or (6) breach of any material provision of his or her employment agreement.

For purposes of the employment agreements with the named executive officers, “good reason” generally means (1) other than for Dr. Carlson, a change in the executive officer’s status, position or responsibilities that, in the executive officer’s reasonable judgment, represents a substantial and material reduction in the status, position or responsibilities as in effect immediately prior thereto; the assignment to the executive officer of any duties or responsibilities that, in the executive officer’s reasonable judgment, are materially inconsistent with such status, position or responsibilities; or any removal of the executive officer from or failure to reappoint or reelect the executive officer to any of such positions, except in connection with the termination of the executive officer’s employment for cause (as defined above), as a result of his or her permanent disability or death, or by the executive officer other than for good reason; (2) with respect to Dr. Carlson, a material diminution in her authority, duties or responsibilities; (3) a material reduction in the executive officer’s annual base salary, except in connection with a general reduction in the compensation of our or any successor’s or affiliate’s personnel with similar status and responsibilities; (4) our or any successor’s or affiliate’s requirement the executive officer (without the executive officer’s consent) be based at any place outside a 50-mile radius of his or her placement of employment as of the effective date of the employment agreement, except for reasonably required travel for our or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the effective date of the employment agreement; (5) any material breach by us or any successor or affiliate of obligations to the executive officer under the employment agreement; (6) other than for Dr. Carlson, any purported termination of the executive officer’s employment or service relationship for cause (as defined above) by us or any successor or affiliate that is not in accordance with the definition of cause; or (7) other than for Dr. Carlson, a change in control (as defined below).

For purposes of the employment agreements with the named executive officers, “bonus” generally means an amount equal to the greater of (1) the executive officer’s target bonus for the fiscal year in which the date of termination occurs; or (2) the bonus awarded to the executive officer for the fiscal year prior to the date of termination (which bonus shall be annualized to the extent the executive officer was not employed for the entire fiscal year prior to the date of termination). If any portion of the bonus awarded to the executive officer consisted of securities or other property, the fair market value thereof shall be determined in good faith by our board of directors.

For purposes of the employment agreements with the named executive officers, “change in control” has the same meaning as such term is given under the terms of our 2007 Equity Incentive Plan, except that for purposes of the employment agreements a change in control will not be triggered pursuant to a change in the composition of our board of directors, as more fully described below.

Retention Letters

In March 2012 we entered into retention agreements with each of Messrs. Gonyer and D’Onofrio, which agreements were amended in May 2013. Pursuant to such agreements, and notwithstanding anything contained in the employment agreements, provided that each of Messrs. Gonyer and D’Onofrio continued employment with us through the applicable payment dates, they were entitled to receive $225,000 and $130,000, respectively, in connection with certain retention events. For purposes of the retention agreements, “retention event” generally meant (1) a change in control (as defined in the employment agreements described above) or (2) the consummation of a public or private equity financing in which investors purchase shares of our common or preferred stock.  As the Company completed its initial public offering, and Messrs. Gonyer and D’Onofrio remained employed through such date, the retention payments were made to Messrs. Gonyer and D’Onofrio in 2013.

Executive Compensation Components

2014 Peer Group

During 2014, our compensation committee retained Barney & Barney LLC as its independent compensation consultant.  For 2013, Barney & Barney LLC, assisted the compensation committee in confirming a peer group of companies to be used in the compensation setting process.  For 2014, a peer group of 25 life sciences companies in similar phases of development as us with the following characteristics was selected based on the following parameters and not on the basis of executive compensation levels:

•	Market capitalization less than $500 million.
•	Revenues less than $50 million.
•	Employee size less than 100 employees.
•	Peer group companies were located nationally.

The 2014 peer group consisted of the following companies:

AcelRx Pharmaceuticals, Inc.	ImmunoCellular Therapeutics Ltd.
Aldeyra Therapeutics, Inc.	Imprimis Pharmaceuticals, Inc.
Apricus Biosciences	Mast Therapeutics
ArQule, Inc.	MedicNova, Inc.
Cempra, Inc.	Mirati Therapeutics
Conatus Pharmaceuticals, Inc.	Otonomy, Inc.
Cyclacel Pharmaceuticals, Inc.	Pain Therapeutics, Inc.
Cytokinetics, Inc.	Sophiris Bio, Inc.
CytRx Corporation	Sorrento Therapeutics, Inc.
Durata Therapeutics, Inc.	Stemline Therapeutics, Inc.
Endocyte, Inc.	Synergy Pharmaceuticals, Inc.
Geron Corporation	Tonix Pharmaceuticals, Inc.
GTx, Inc.

While our compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2015 base salaries, target bonuses and equity awards for our named executive officers, our committee did not attempt to set those compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards.

We expect that the compensation committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the board of directors and compensation committee believe that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

The actual base salaries paid to all of our named executive officers for 2014 are set forth in the “Summary Compensation Table” below.

In February 2014, our compensation committee approved base salary increases for 2014 for Messrs. Gonyer and D'Onofrio to $362,250 and $313,875, respectively. These base salary increases represented adjustments of approximately 14% above 2013 levels, and were intended to bring the base salaries for these executives closer to the median of similarly-situated executives for our peer group of companies.

In January 2015, our compensation committee approved base salary increases for 2015 for Messrs. Gonyer and D'Onofrio and Dr. Carlson to $380,000, $323,291 and $293,550, respectively.  These base salary increases represented adjustments of approximately 5%, 3% and 3%, respectively, and were ordinary course cost of living adjustments to the executives’ base salaries.

The base salaries of our named executive officers continue to be below the median level of similarly-situated executives for our peer group of companies.

Annual Cash Performance Bonuses

Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and our compensation committee.

Bonuses are set based on the executive’s base salary as of the end of the bonus year, and are expected to be paid out in the first quarter of the following year. The target levels for executive bonuses are currently as follows: 50% of base salary for the Chief Executive Officer, 40% of base salary for our Executive Vice President and Chief Business Officer, and 30% of base salary for our Chief Medical Officer. The executive bonuses are 100% based on the achievement of corporate objectives that are set each year by the board of directors and the compensation committee.  All final bonus payments to our named executive officers are determined by our compensation committee. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee.

For 2014, the corporate performance objectives for our Chief Executive Officer and our Executive Vice President and Chief Business Officer were related to clinical development and corporate financial objectives. These performance objectives and areas of emphasis were used as a guide by the compensation committee and board of directors in determining overall corporate performance for these executives as they represented those areas in which they were expected to focus their efforts during the year.  Both qualitative and quantitative guidelines were established for purposes of evaluating performance relating to these corporate objectives during 2014.  In coming to its final determination regarding the overall corporate achievement for 2014, our compensation committee noted our clinical development milestones related to EVK-001, the successful completion of our financing, and our ability to manage cash expenditures within budgeted levels. As a result of these achievements, the compensation committee determined to award a corporate achievement level of 84% for our Chief Executive Officer and Executive Vice President and Chief Business Officer.

For 2014, the corporate performance objectives for our Chief Medical Officer were related to the continued clinical development of EVK-001. These performance objectives and area of emphasis was used as a guide by the compensation committee and board of directors in determining overall corporate performance for purposes of our Chief Medical Officer's annual bonus as it represented the area in which she was expected to focus her efforts during the year.  Both qualitative and quantitative guidelines were established for purposes of evaluating her performance relating to these corporate objectives during 2014.  As a result of the clinical development milestones related to EVK-001 that were attained, the compensation committee determined to award a corporate achievement level of 84% for our Chief Medical Officer.

The overall achievement level was then used to determine each named executive officer’s bonus.  The bonuses paid to our named executive officers for 2014 are set forth in the “Summary Compensation Table” above.

Equity Compensation

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants.  Our compensation committee reviews competitive market data prepared by Barney & Barney in connection with its grant of long-term equity incentive awards to the named executive officers, but such awards are not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We have not granted any equity awards other than stock options to date.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards granted to our named executive officers generally vest on a monthly basis over a four-year period.  From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate. Prior to our initial public offering we also generally offered our employees the opportunity to “early exercise” their unvested stock options by purchasing shares underlying the unvested portion of an option subject to our right to repurchase any unvested shares for the lesser of the exercise price paid for the shares and the fair market value of the shares on the date of the holder’s termination of service if the employee’s service with us terminates prior to the date on which the options are fully vested.

None of our named executive officers were granted stock awards during 2014.

Effective March 6, 2015, our named executive officers were granted stock options to purchase shares of our common stock, which stock options vest on a monthly basis over a four-year period.  Specifically, Messrs. Gonyer and D'Onofrio and Dr. Carlson were granted options to purchase 80,000, 70,000 and 45,000 shares of our common stock, respectively.

We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information. Stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstance. For additional discussion, please see “Employment Agreements” above and “Change in Control Benefits” below.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan that allows eligible employees to contribute a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our named executive officers in accordance with our compensation policies.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans.  We do not provide our named executive officers with significant perquisites or other personal benefits.  We do, however, reimburse Dr. Carlson for her health care premiums and pay for the health and welfare benefits for our other named executive officers and our other four employees.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan, or ESPP, that allows eligible employees to purchase our common stock at a discount, subject to applicable limits as set forth in the ESPP, through payroll deductions of up to 20% of their eligible compensation.  During 2014, Dr. Carlson purchased 1,256 shares of our common stock pursuant to the ESPP.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.

Termination and Change in Control Benefits

Our named executive officers may become entitled to certain benefits or enhanced benefits in connection with certain qualifying terminations of employment and/or a change in control of our company. Each of our named executive officers’ employment agreements entitles them to severance in the event of their termination without cause or their resignation for good reason (and, for Mr. Gonyer and Mr. D'Onofrio, upon termination by reason of death or disability).  In addition, each named executive officer is entitled to accelerated vesting of all outstanding equity awards upon his or her termination without cause or their resignation for good reason within three months prior to the occurrence of a change in control or within 12 months following a change in control of our company. In addition, the occurrence of a change in control constitutes “good reason” for Mr. Gonyer's and Mr. D'Onofrio's resignation under their employment agreements. For additional discussion, please see “Employment Agreements” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the named executive officers outstanding as of December 31, 2014.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

David A. Gonyer
	12/2/2013	—	94,250	8.67	12/1/2023	—	—
	2/9/2011	72,000	—	0.40	2/8/2021	—	—
	9/14/2007	—	—	—	—	22,500 (3)	132,750

Matthew J. D'Onofrio
	12/2/2013	—	94,250	8.67	12/1/2023	—	—
	2/9/2011	46,000	—	0.40	2/8/2021	—	—
	9/14/2007	—	—	—	—	7,500 (4)	44,250

Marilyn R. Carlson
	12/2/2013	—	100,000 (5)	8.67	12/1/2023	—	—

(1)

Except as otherwise described below, the options have a ten year term and vest on a monthly basis over a four-year period following the grant date, subject to the option holder's continuous service through each such vesting date.  All options granted prior to the date of our initial public offering are immediately exercisable.  Restricted stock issued upon exercise of unvested options that have been “early exercised” are subject to our right to repurchase such unvested shares within 90 days of termination of employment.

(2)	The market values shown were computed using $5.90 per share, the closing price per share of our common stock on December 31, 2014.
(3)

Such shares shall be released from our repurchase option upon a new drug application submission for our nasal metoclopramide product candidate, subject to Mr. Gonyer’s continued service with us on the date of such events.

(4)

Such shares shall be released from our repurchase option upon a new drug application submission for our nasal metoclopramide product candidate, subject to Mr. D’Onofrio’s continued service with us on the date of such events.

(5)

The options have a ten-year term and vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and the remaining shares subject to the option vest on a monthly basis over the three-year period thereafter, subject to Dr. Carlson's continuous service through each such vesting date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2014 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. We also describe below certain other transactions with our directors, executive officers and stockholders. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Investor Rights Agreement

We entered into an investor rights agreement in June 2007 with the holders of our convertible preferred stock, including entities with which certain of our directors are affiliated. This agreement provides for certain rights relating to the registration of their shares of common stock issuable upon conversion of their convertible preferred stock, a right of first refusal to purchase future securities sold by us and certain additional covenants made by us. Except for the best effort registration rights (including the related provisions pursuant to which we have agreed to indemnify the parties to the investor rights agreement), all rights under this agreement terminated upon the completion of our IPO. The registration rights will terminate in 2020, or for any particular holder with registration rights, at such time when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act.

Employment Agreements

We have entered into employment agreements with the following executive officers: David A. Gonyer, R.Ph., our President and Chief Executive Officer; Matthew J. D’Onofrio, our Executive Vice President, Chief Business Officer, Secretary and Treasurer and Marilyn R. Carlson, D.M.D., M.D., our Chief Medical Officer. For more information regarding these agreements, see “Executive Compensation and Other Information—Employment Agreements” above.

Indemnification Agreements

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and certain of our directors as more fully described in the section “Executive Compensation and Other Information—Executive Compensation Components—Long-Term Equity Incentives” above.

Other Transactions with Related Parties

Our Chief Medical Officer, Marilyn Carlson, serves on the executive management team of a clinical research organization that provides clinical trial services to us.  For the year ended December 31, 2014, we incurred an aggregate of approximately $255,000 in fees for these services.

Policies and Procedures for Related Person Transactions

Pursuant to our audit committee charter, our audit committee is responsible for reviewing and approving all transactions with related parties which are required to be reported under applicable SEC regulations, other than compensation-related matters. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead our audit committee intends to review such transactions on a case by case basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  To our knowledge, based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2014, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals from stockholders intended to be presented at our annual meeting of stockholders to be held in 2016 must be received by us no later than November 11, 2015, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2016 annual meeting of stockholders, such a proposal must be received by us no earlier than December 24, 2015 and no later than January 23, 2016. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not less than 90 calendar days before nor more than 120 calendar days in advance of such annual meeting, or if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2016 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2014 will be mailed to stockholders of record on or about March 10, 2015. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Evoke Pharma, Inc., 505 Lomas Santa Fe Drive, Suite 270, Solana Beach, California, Attention: Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

David A. Gonyer, R.Ph.
President and Chief Executive Officer and Director

Solana Beach, CA

March 10, 2015

EVOKE PHARMA

ANNUAL MEETING OF EVOKE PHARMA, INC.

Date: April 22, 2015
Time: 9:00 A.M. (Local Time)
Place: 12670 High Bluff Drive, San Diego, CA 92130

Please make your marks like this: ☒ **Use dark black pencil or pen only**

Board of Directors Recommends a Vote **FOR** proposals 1 and 2.

1: Election of two (2) directors

	For	Withhold	Directors Recommend
01 Cam L. Garner	☐	☐	For
02 Scott L. Glenn	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: Ratification of the appointment of BDO USA, LLP as our independent registered public accountants for the year ending December 31, 2015.	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

________________ Please Sign Here

________________ Please Date Above

________________ Please Sign Here

________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

EVOKE PHARMA

Annual Meeting of Evoke Pharma, Inc. to be held on Wednesday, April 22, 2015 for Holders as of February 23, 2015

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET

Go To
www.proxypush.com/Evok
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call **855-686-4811**
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints David A. Gonyer and Matthew J. D'Onofrio, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Evoke Pharma, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

All votes must be received by 11:59 P.M., Eastern Time, April 21, 2015.

PROXY TABULATOR FOR

EVOKE PHARMA, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Proxy — Evoke Pharma, Inc.
Annual Meeting of Stockholders
April 22, 2015, 9:00 a.m. (Local Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints David A. Gonyer and Matthew J. D'Onofrio (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Evoke Pharma, Inc., a Delaware corporation ("the Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the 12670 High Bluff Drive, San Diego, CA 92130, on Wednesday, April 22, 2015 at 9:00 a.m. (Local Time) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

The two directors up for election are: Cam L. Garner and Scott L. Glenn.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" proposal 2.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐